1. Introduction This is the Gemini Space Station, Inc. Securities Trading Policy (“Policy”). This Policy provides rules and guidelines for trading standards of conduct for Gemini and its affiliates (collectively, “Gemini” or the “Company”). In the course of conducting the business of the Company, you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. Generally, it is illegal and a violation of Company policy to trade in securities of the Company while you are in possession of material nonpublic information about the Company. It is also a violation of law to trade in the securities of another company (such as collaborators, customers, vendors, suppliers and other business partners of the Company) while in possession of material nonpublic information about that company obtained in the course of your position with Gemini. It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf. The Company’s Board of Directors (the “Board”) has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Gemini. Trading of digital assets is not governed by this Policy, and is instead governed by Gemini’s Digital Assets Trading Policy. 1.1 Policy Overview All Company directors, officers, employees, and interns are required to comply with the procedures and restrictions set forth in this Policy. The Company also may determine that other persons, such as contractors or consultants, who have access to material nonpublic information, should be subject to this Policy. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director, employee, or intern (each, a “Covered Person,” or “you”). For additional information regarding post-termination transactions, see Section 12 of this Policy. 2. Scope This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures, and warrants, as well as derivative securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. See Section 5, “Special Transactions” and Section 6, “Restricted Transactions” for further discussion of certain types of securities and transactions. To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers, and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Securities Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally requires pre-clearance for all transactions in Company securities. 3. Individual Responsibility Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Covered Person whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities and you should treat all such transactions for purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual and any action on the part of the Company or any other Company employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. 4. Material Nonpublic Information (MNPI) 4.1 Material Information Under Company policy and United States laws, information is material if: ● there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or ● the information, if made public, likely would affect the market price of a company’s securities. Information may be material even if it relates to future, speculative, or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds. Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following: ● earnings announcements or guidance, or changes to previously released announcements or guidance; ● other unpublished financial results; ● unpublished information concerning customer trading activity on the Company; ● the Company’s future plans with respect to any digital asset; ● writedowns and additions to reserves for bad debts; ● expansion, curtailment of, or certain other changes to operations and business disruptions; ● a significant cybersecurity incident or risk, including one that may adversely impact the Company’s business, reputation, or share value; ● pending or threatened significant litigation or government action, or the resolution thereof; ● a pending or proposed merger, acquisition, tender offer, joint venture, restructuring, or change in assets; ● changes in analyst recommendations or debt ratings; ● events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, changes to the rights of securityholders, or an offering of additional securities); ● changes in control of the Company or extraordinary management developments; ● changes in the Company’s pricing or cost structure; ● extraordinary borrowing or other financing transactions out of the ordinary course; ● liquidity problems or impending bankruptcy; ● changes in auditors or auditor notification that the Company may no longer rely on an audit report; or

● development of a significant new product, process, or service. 4.2 Nonpublic Information Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to the official release of that information by the Company in at least one of the following ways: ● publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities; ● issuance of press releases via major newswire such as Dow Jones or Reuters; or ● posting the information on the Company’s website at www.gemini.com. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following the official release of such information. Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Compliance Officer (the “CCO”). 4.3 “Tipping” Material Nonpublic Information In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as the Company’s policies on confidentiality of information (including the provisions of Section 8 below), to provide such information to another person (“tipping”), who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

5. Special Transactions The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted: 5.1 Employee Stock Purchase Plan The trading restrictions in this Policy do not apply to purchases of Company stock in any employee stock purchase plan that may be available resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to any such plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions would apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period and to subsequent sales of Company stock purchased under an employee stock purchase plan. 5.2 401(k) Plan The trading restrictions in this Policy would not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections, should a Company stock fund option in the 401(k) plan become available. The trading restrictions would apply, however, to elections made under the 401(k) plan to: (i) increase or decrease the percentage of periodic contributions that would be allocated to the Company stock fund; (ii) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) borrow money against a 401(k) plan account if the loan could result in a liquidation of some or all of a Company stock fund balance; and (iv) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. 5.3 Stock Option Plans To the extent the Company issues stock options, the trading restrictions in this Policy do not apply to exercises of (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

5.4 Restricted Stock Awards and Restricted Stock Units The trading restrictions in this Policy do not apply to the vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Company common stock received upon the settlement of restricted stock units. 5.5 Other Similar Transactions Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Chief Legal Officer (the “CLO”) or the Board. 6. Restricted Transactions Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy are subject to the following restrictions: 6.1 Publicly Traded Options You may not trade in options, warrants, puts and calls, or similar instruments on Company securities. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or other employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. 6.2 Margin Accounts Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account. 6.3 Pledges Pledges of our securities as collateral for loans (excluding in margin accounts) are permitted under certain circumstances. Permitted Persons may pledge their stock (exclusive of options, warrants, restricted stock units, or other rights to purchase stock) as collateral for a bona fide loan. “Permitted Person” means the President or Chief Executive Officer of the Company. Note that a lender may liquidate such collateral in the event of an unmet call or required payment and you remain responsible for ensuring you are in compliance with insider trading laws. 6.4 Hedging Transactions You may not engage, directly or indirectly, in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities other than, in each case, as described under Section 6.5 of this Policy. Hedging transactions include, but are not limited to, collars, equity swaps, exchange funds, and prepaid variable forward sale contracts (except to the extent permitted under Section 6.5 of this Policy). Hedging transactions may allow a director, officer, or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer, or other employee no longer having the same objectives as the Company’s other shareholders. 6.5 Prepaid Forward Transactions Any Permitted Person may enter into prepaid variable forward transactions or substantially similar transactions with respect to the Company securities, for so long as the aggregate Company securities underlying all such transactions entered into by the Permitted Persons outstanding at such time do not exceed 10% of the Company’s outstanding common stock, including shares covering or underlying vested equity awards, beneficially owned by such Permitted Persons on such date.. 6.6 Short-Term Trading If you purchase Company securities in the open market, you are strongly discouraged from selling any Company securities of the same class, which includes any other securities that are convertible or exchangeable into such class, during the six months following the purchase or vice versa, except to cover taxes related to the vesting of restricted stock or the settlement of restricted stock units. Short-term trading of Company securities may be distracting to you and may unduly focus you on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. In order to discourage directors and officers from profiting through short- term trading transactions in equity securities of the Company, Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that any “short-swing profits” be disgorged to the Company, as discussed in more detail in the Addendum.

6.7 Standing and Limit Orders. You may not place standing or limit orders on Company securities, unless executed as part of a Rule 10b5-1 Plan discussed in Section 7 of this Policy or otherwise approved by the CLO or the Board. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material nonpublic information. 7. Rule 10B5-1 Trading Plans Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Directors and officers of the Company (collectively, “Section 16 Insiders”) subject to Section 16 of the Exchange Act should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended, or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1, including specified waiting periods and limitations on multiple overlapping plans and single trade plans. Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy. You must provide a copy of any Rule 10b5-1 Plan you have entered into to the Legal Team. Section 16 Insiders and Designated Employees (as defined in the Addendum) will be subject to additional pre-approval requirements for entering into, amending, or replacing a Rule 105-1 Plan as set forth in the Addendum.

8. Blackout Periods You are subject to the following blackout periods, during which you may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with Section 7 of this Policy): 8.1 Quarterly Blackout Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the fifteenth day of the last month of the quarter and ending after the first full business day following the release of the Company’s earnings for that quarter. 8.2 Interim Earnings Guidance Blackout The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. 8.3 Event-Specific Blackout From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. The existence of an event-specific blackout will not be announced. If, however, you request permission to trade in the Company’s securities during an event-specific blackout, the CLO, CCO, or their designees will inform you of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. 8.4 Regulation BTR Directors and officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods. Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the CLO, CCO, or their designees to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

9. Safeguarding Confidential Information If material information relating to Gemini or its business is considered nonpublic, you must keep it strictly confidential and discuss it only with individuals who have a legitimate business “need to know” the information. Always exercise the highest level of care to protect Gemini’s confidential information. Follow these practices to prevent unauthorized disclosure of confidential information that could cause significant harm to Gemini, its customers, and our reputation: ● Do not discuss confidential information in public areas (e.g., elevators, restaurants, airplanes, etc.) where unauthorized individuals may overhear; keep such discussions confined to private settings. Please refer to the Mission Manual (the Mission Security section) and Employee Handbook (the Sensitive Proprietary Information section) for more guidance. ● Do not use speakerphones or mobile phones for confidential discussions unless privacy is fully assured and never disclose confidential information to relatives or social contacts. Please refer to the Mission Manual and Employee Handbook (the Sensitive Proprietary Information section). ● Never share your computer, mobile device, or credentials (e.g., account ID, password). Enable strong passwords, lock screens, and log off when devices are unattended. Please refer to the Securing Your Devices and Securing Your Accounts sections of the Gemini Mission Manual for more information. ● Store confidential information (e.g., notes, documents) out of sight when not in use and lock them in a desk, cabinet, or office if the material is sensitive. Never leave confidential documents where unauthorized persons can view them. Please refer to the Data Governance Policy and Gemini Safe-Handling Requirements for more information. ● Treat the Internet and other external email or messaging services (e.g., Facebook, WhatsApp, Telegram) as insecure channels. Only use Gemini approved encryption methods for any confidential electronic communication (e.g., SendSafely). Please refer to the Email & Data Security section of the Gemini Mission Manual for more information. 10. Responding to Requests for Information You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts, and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities, and other similar important information.

Under no circumstances should you attempt to handle these inquiries without prior authorization obtained in compliance with the Company’s Regulation FD Policy. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company. Requests for information regarding the Company should be referred to the persons specified in the Company’s Regulation FD Policy. Requests for information from the SEC or other regulators should be referred to the CLO. 11. Reporting Violations/Seeking Advice You should refer suspected violations of this Policy to the CCO or the CLO, or their designees. You can also refer suspected violations through the reporting procedures set forth in the Company’s Code of Business Conduct and Ethics and Whistleblower Policy. In addition, if you: ● receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or, ● receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the CCO or the CLO, or their designees. Consulting any other colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical. 12. Post-Termination Transactions This Policy and the Addendum continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the CCO or the CLO, or their designees. Although the pre-clearance procedures specified in the Addendum will cease to apply upon termination of service of an individual, such individual may not trade in Company securities until after the end of the blackout period.

13. Penalties for Violations of the Insider Trading Laws and This Policy In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2.6 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading. Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates certain provisions of the U.S. federal securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including suspension or termination of employment for cause, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the CCO or the CLO, or their designees. 14. Attestation Requirements 14.1 Initial Attestation You must certify in writing by executing the signature page attached hereto as Appendix 1, or other similar form, and thereby acknowledge that you: (a) have received a copy of this Policy; (b) have read and understand all the terms and provisions of this Policy; (c) understand that violations of this Policy may subject you to disciplinary action, up to and including suspension or termination of employment for cause, as well as civil and criminal penalties; and (d) have agreed to be subject to and comply with all the terms and provisions of this Policy as of the commencement date of your employment or relationship with the Company.

14.2 Annual Attestation You must, at least annually, recertify in writing by executing the signature page attached hereto as Appendix 2, or other similar form, and thereby acknowledge that you: (a) have received a copy of this Policy; (b) have read and understand all the terms and provisions of this Policy; (c) understand that violations of this Policy may subject you to disciplinary action, up to and including suspension or termination of employment for cause, as well as civil and criminal penalties; and (d) have agreed to be subject to and comply with all the terms and provisions of this Policy and its procedures as of the commencement date of your employment or relationship with the Company. 15. Policy Administration and Questions The Board has adopted this Policy and its procedures in order to ensure compliance with applicable laws and to avoid even the appearance of improper conduct by anyone associated with the Company. Our CCO and CLO maintain responsibility for administering this Policy. Any exceptions to this Policy must be approved by the CCO or the CLO, or their designees and electronically documented. Our CCO and CLO, in consultation with senior management, reviews, at least annually, this Policy and, in light of any legal and business developments as well as experience gained through implementation, recommends any appropriate changes to the Board. Questions about this Policy should be directed to the CCO or the CLO, or their designees.

Appendix 1: Initial Attestation IN WITNESS WHEREOF, I acknowledge that I have received New Hire Compliance Training and a copy of the Gemini Space Station, Inc. (“Gemini”) Securities Trading Policy (“Policy”), and represent that: 1. I have received a copy of the Policy; 2. I have read the Policy and understand the policy and procedures included therein; 3. I will comply with the Policy and its procedures in all respects; 4. If I am an employee of Gemini, I acknowledge that the Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment; and 5. If I am an employee of Gemini, I agree and understand that my failure to comply with the Policy may result in disciplinary action, up to and including suspension or termination of employment for cause. Signature: _______________________ Name: Title: Date:

Appendix 2: Annual Attestation IN WITNESS WHEREOF, I hereby certify that: 1. I have reread and understand the Gemini Space Station, Inc. (“Gemini”) Securities Trading Policy (“Policy”); 2. I will continue to comply with the Policy and its procedures in all respects going forward; 3. Since my last certification, I have complied with the Policy and its procedures; and 4. Any exceptions to the Policy that I have made since my last certification are described in the comments section below. I agree and understand that by leaving the comment section below blank, I am certifying that I have not made any exceptions to any part of the Policy. Signature: _______________________ Name: Title: Date: Comments:

GEMINI SPACE STATION, INC. ADDENDUM TO SECURITIES TRADING POLICY 1. INTRODUCTION This Addendum explains requirements and procedures, which apply to all directors and officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (collectively, “Section 16 Insiders”) as well as certain designated employees (the “Designated Employees”) of Gemini Space Station, Inc. (the “Company”) who are designated from time to time by the Company’s Chief Legal Officer (the “CLO”) or Chief Compliance Officer (“CCO”) as having, or are likely to have, access to material nonpublic information in the normal course of their duties, and is in addition to and supplements the Company’s Securities Trading Policy (the “Policy”), as well as to their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises influence or control over his, her, or its securities trading decisions (each, a “Covered Person,” or “you”). Please note that this Addendum applies to all Company securities that you hold or may acquire in the future. Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgement form and return it to the Company’s CLO or the CCO, or their designees. 2. PRE-CLEARANCE PROCEDURES Section 16 Insiders and Designated Employees (and their respective Covered Persons) may not engage in any transaction involving the Company’s securities, including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers, without first obtaining pre-clearance of the transaction from the Company’s CLO, CCO, or their designees. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s CLO, CCO, or their designees. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with U.S. Securities and Exchange Commission (the “SEC”) Rule 144 and file Form 144, if advisable, at the time of any sale. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of this Policy. Pre-clearance also is not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in Section 5 of the Policy. 3. REPORTING AND FORM FILING REQUIREMENTS Under Section 16(a) of the Exchange Act, directors and officers of the Company, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the SEC disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities, and stock appreciation rights. 3.1 Forms 3, 4 and 5 The Legal Team will assist directors and officers in preparing and filing the following Section 16 reports, but each individual director and officer is responsible for the timing and contents of his or her reports: ● Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or officer of the Company must file a Form 3 within ten (10) calendar days of becoming a director or officer, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office. ● Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10pm ET, on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for acquisitions from gifts (but not dispositions by gifts) and a very limited class of employee benefit plan transactions. ● Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or officer of the Company during any part of the Company’s fiscal year to report: ● all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5; ● all transactions that should have been reported during the last fiscal year but were not; and ● with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years. A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within forty-five (45) days after the end of the Company’s fiscal year (e.g., February 14 for calendar-year companies) or the first business day thereafter. Common types of transactions reportable on Form 5 include acquisitions from gifts (but not dispositions by gifts) and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due. 3.2 Indirect Ownership by Covered Persons The reports described above must also reflect any indirect ownership by directors and officers, including all holdings and transactions by Covered Persons. This includes changes in ownership by immediate family members living in the director’s or officer’s household and any other person or entity over whom the individual exercises influence or control over his, her, or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, and siblings, including in-laws and adoptive relationships. Any questions concerning whether a particular transaction will necessitate filing of one of these forms, or how or when they should be completed, should be asked of the Company’s CLO, CCO, or their designees, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4, or 5 by directors and officers and must post on its website any Forms 3, 4, and 5 relating to the Company’s securities by the end of the business day after filing with the SEC.

3.3 Reporting Exemptions for Certain Employee Benefit Plan Transactions Rule 16b-3 under the Exchange Act provides exemptions for director and officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase, and excess benefit plans. A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered a routine transaction changing beneficial ownership and would, therefore, be reportable. The vesting of most stock options, restricted stock, and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations. 4. SHORT-SWING TRADING PROFITS AND SHORT SALES 4.1 Short-Swing Trading Profits In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. This is in addition to the reporting requirements described above. “Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities, including derivative securities, not just a purchase and sale or sale and purchase of the same shares or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or officer must disgorge and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits. 4.2 Short-Swing Exemptions for Employee Benefit Plan Transactions As indicated, to come within the short-swing rules, a purchase and sale or sale and purchase within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above. Certain acquisitions or dispositions are exempt from matching and Rule 16b-3 creates an exemption for, or permits the Company’s board of directors or a qualifying committee to exempt, certain transactions between a director or officer and the Company. For example, assuming proper advance approval by the board of directors or a qualifying committee, an acquisition of shares from a vesting equity award or an exercise of compensatory stock options would not be a matchable “purchase” and a disposition of shares to satisfy tax withholding obligations related to the net settlement of a vesting equity award would not be a matchable “sale.” This exemption, however, is available only for transactions between a director or officer and the Company and does not cover, for instance, an open market sale of shares to satisfy tax withholding obligations from the vesting of an equity award. In addition, under Rule 16b-3, certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements. The Company’s 2025 Employee Stock Purchase Plan meets these requirements, and therefore an ordinary- course acquisition of equity securities under such plan generally speaking is not treated as a “purchase” subject to the short-swing profit rule. 4.3 Prohibition Against Short Sales Section 16 Insiders and Designated Employees (and their respective Covered Persons) may not engage in short sales of Company securities. A short sale has occurred if the seller (a) does not own the securities sold or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within five days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. 5. Rule 10b5-1 plan Any Section 16 Insider or Designated Employee who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Legal Team for its approval at least five (5) business days prior to the planned entry into the Rule 10b5-1 Plan and must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Legal Team for approval prior to adoption. Any Section 16 Insider or Designated Employee must provide notice to the Legal Team prior to terminating a Rule 10b5-1 Plan. You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your good faith in entering into and operating the plan, and therefore may jeopardize the availability of the affirmative defense against insider trading allegations.

6. LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are, or were within the prior 90 days, affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures, and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates). The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor: 6.1 Current public information There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve (12) months preceding the sale, other than Form 8-K reports. 6.2 Manner of sale The sale of Company shares by a director or officer must be made in one of the following manners: i. in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission; ii. to a market maker at the price held out by the market maker; or iii. in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization. Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale. Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company. 6.3 Number of shares which may be sold Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of: i. 1% of the outstanding shares of the same class of the Company; or ii. the average weekly reported trading volume in the four (4) calendar weeks preceding the transactions. Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of: i. the average weekly reported trading volume in the four (4) calendar weeks preceding the sale; or ii. 10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock). 6.4 Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three- month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities. 6.5 Holding periods. Any restricted securities must be held for six (6) months prior to reselling such securities. In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

7. PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action. up to and including suspension or termination of employment for cause. In addition, both the Company itself and individual directors, officers, or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company. 8. QUESTIONS Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the CLO, CCO, or their designees if at any time (i) you have questions about this Policy or its application to a particular situation or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with securities laws and/or this Company Policy. 9. ACKNOWLEDGMENT All directors, officers, and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Securities Trading Policy and this Addendum on the form attached to this Addendum.

Appendix: Section 16 Insiders and Designated Employees Certification IN WITNESS WHEREOF, I hereby certify that I have read and understand the Gemini Securities Trading Policy and the Addendum thereto applicable to directors, officers, and certain designated employees (collectively, the “Securities Trading Policy”) and all policies and procedures referenced therein that pertain to my role as of this date. I further hereby certify that I will continue to comply with the Securities Trading Policy and procedures of Gemini in all respects going forward. If I am an employee of Gemini, I acknowledge that the Securities Trading Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment. Signature: _______________________ Name: Title: Date: Comments: